ARTICLES OF AMENDMENT

To Amend the Articles of Incorporation

Of

WASHINGTONFIRST BANKSHARES, INC.

Pursuant to Title 13.1 of the Code of Virginia, the undersigned Virginia bank holding company on this 28th day of January, 2013, states as follows:

NAME OF THE CORPORATION

The name of the Virginia bank holding company is WashingtonFirst Bankshares, Inc.

AMENDMENT TO ARTICLES OF INCORPORATION

Article 3 of the Articles of Incorporation of WashingtonFirst Bankshares, Inc. (the "Corporation") shall be and hereby is amended as follows:

    Article 3.D (5) (a) is hereby amended by replacing "1,000,000" with "2,000,000".

APPROVAL OF AMENDMENT

The foregoing Amendment to the Articles of Incorporation was duly approved by the Board of Directors on January 28, 2013. The Articles of Incorporation and By-laws of the Corporation authorize and empower the Board of Directors to amend the articles of incorporation, without shareholder approval, to issue in whole or in part and in one or more series the Non-Voting Commons Stock of the Corporation, to fix and determine the designation and number of shares to constitute each series of Non-Voting Common Stock entitled to be issued by the Corporation and to reclassify any unissued shares of any class into one or more classes or into one or more series within one or more classes. Therefore, shareholder approval was not required.

[Signature Page Immediately Follows]

I am an officer of the Corporation and I have executed these Articles of Amendment on the Corporation's behalf as of the date first written above.

WASHINGTONFIRST BANKSHARES, INC.

/s/ Shaza L. Andersen

Shaza L. Andersen

Chief Executive Officer